Exhibit 5.1

17 November 2014

To:	Board of Directors
Tyco International plc
Unit 1202
Building 1000
City Gate
Mahon
Cork
Ireland

Re:	Tyco International plc (the “Company”)

Dear Sirs,

1.	Basis of Opinion

We are acting as Irish counsel to the Company, registered number 543654, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Unit 1202, Building 1000, City Gate, Mahon, Cork, Ireland, in connection with the Post-Effective Amendment No. 2 to Form S-8 (Registration No. 333-148096) (the “Registration Statement”) to be filed with the United States Securities and Exchange Commission (the “SEC”) on 17 November 2014, under the Securities Act of 1933, as amended (the “Securities Act”) with respect to ordinary shares with nominal value US$0.01 per share of the Company (the “Shares”) that may be delivered pursuant to the Tyco International Retirement Savings and Investment Plan ( the “Plan”) to be assumed by the Company, pursuant to a Swiss law governed merger (the “Merger”) agreement (the “Merger Agreement”) entered into between the Company and Tyco International Ltd., a Swiss company limited by shares, on 17 November 2014.

1.1	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. This Opinion speaks only as of its date.

1.2	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.3	As Irish counsel to the Company in connection with the registration of the Shares, we have examined:

(a)	the documents listed in the schedule (the “Schedule”) to this opinion (the “Documents”); and

(b)	the searches listed at section 1.6 below.

1.4	We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plan other than the Documents.

1.5	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by email in pdf or other electronic format.

1.6	For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 17 November 2014:

(a)	on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgements Office of the High Court; and

(c)	in the Central Office of the High Court of Dublin for any proceedings or petitions filed.

2.	Opinion

Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland; and

2.2	when the Shares have been issued (and, if required, paid for in either cash or services) pursuant to and in accordance with the terms and conditions referred to or summarised in the applicable resolutions and the Plan, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Amendment and the Plan

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined;

3.2	that the Shares will be allotted and issued in the manner stated in the Plan;

3.3	that any awards granted pursuant to the Plan will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and that where Shares are issued under a Plan without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 29(1) of the Companies (Amendment) Act 1983 (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by section 60(12) of the Companies Act 1963 (as amended)) or issued for consideration as set out in Section 30(2) of the Companies (Amendment) Act 1983;

3.4	that the filing of the Registration Statement with the SEC has been authorised by all necessary actions under all applicable laws other than Irish law;

3.5	that the exercise of any options granted under the Plan and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plan) will be conducted in accordance with the terms and the procedures described in the Plan and the applicable award agreement;

3.6	that the Company has sufficient authorised share capital to issue the required number of Shares to be delivered to recipients of any awards granted under the Plan;

3.7	that the authorities contained in the articles of association of the Company to issue the Shares have not been revoked or limited in any way;

3.8	with respect to Shares issued on or after 8 September 2019 (the date of expiry of the Company’s existing authority to issue shares) that the Company will have renewed its authority to issue the Shares in accordance with the terms and conditions set out in the articles of association of the Company and the Companies Acts 1963 to 2013 of Ireland (and any statutory modification or re-enactment thereof for the time being in place) and such authority shall be in effect at the time of such issuance;

3.9	that at the time of grant by the compensation and human resources committee of the board of directors of the Company (the “Committee”) of an award or Share under the Plan, the Committee has been duly constituted and remains a duly constituted committee of the board of directors of the Company having the necessary powers and authorities to grant awards and issue the Shares;

Authenticity and bona fides

3.10	the completeness and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.11	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.12	that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to issue and allot the Shares, not disclosed by the Memorandum and Articles of Association or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

Accuracy of searches and warranties

3.13	the accuracy and completeness of the information disclosed in the searches referred to in section 1.6 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.14	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;

Commercial Benefit

3.15	that the Plan has been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully

/s/ Arthur Cox

ARTHUR COX

SCHEDULE

The Documents

1.	A copy of the Registration Statement.

2.	A copy of the Plan.

3.	Deed poll relating to all of the assets and liabilities of Tyco International Ltd. dated 11 June 2014.

4.	The Merger Agreement dated 30 May 2014 and entered into by the Company and Tyco International Ltd.

5.	A copy of the resolutions of the board of directors of the Company dated:

(i)	30 May 2014 approving the Merger Agreement and the Deed poll;

(ii)	12 September 2014 approving, among other things, the assumption of all the rights and obligations of Tyco International Ltd. under the Plan; and

(iii)	30 October 2014 approving the filing of the Registration Statement with the SEC.

6.	A corporate certificate of the company secretary of the Company dated 17 November 2014.

7.	A copy of the memorandum and articles of association of the Company as adopted on 8 September 2014.

8.	A copy of the resolutions of the shareholders of the Company adopting the Memorandum and Articles of Association of the Company dated 8 September 2014.

9.	A copy of the Form G1 filed with the Irish Companies Registration Office in respect of the resolutions of the shareholders of the Company adopting the Memorandum and Articles of Association of the Company dated 8 September 2014.

10.	A copy of the Certificate of Incorporation of the Company dated 9 May 2014.

11.	Letter of Status from the Irish Companies Registration Office dated 17 November 2014.

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